Exhibit 99.1

For Investor Inquiries:

Kaveh Bakhtiari

investorrelations@essendant.com

847.627.2900

essendant Announces ORGANIZATIONAL CHANGES

TO IMPROVE FOCUS ON KEY CUSTOMER CHANNELS

Company to Reorganize around Primary Channels:  Business & Facility Essentials and Industrial Essentials

Harry Dochelli Named President of Business & Facility Essentials; Ric Phillips Named Group President of Industrial Essentials

Keith Dougherty Joins Company as SVP of Merchandising, Inventory & Pricing

Chief Operating Officer Tim Connolly to Leave the Company

DEERFIELD, Ill., August 16, 2016 – Essendant Inc. (NASDAQ: ESND), a leading supplier of workplace essentials, today announced organizational changes to adapt to the changing marketplace and improve focus on key customer channels by flattening the company’s overall structure and better aligning accountabilities across the organization to improve execution.

The business will be organized around its two primary customer channels: Business & Facility Essentials and Industrial Essentials.  Harry Dochelli will serve as President of Business & Facility Essentials.  Mr. Dochelli has been with Essendant for four years and most recently led the Sales and Care teams.  Ric Phillips will serve as Group President of Industrial Essentials.  In this new role, Mr. Phillips will continue as President of ORS Nasco and add oversight of MEDCO Automotive and CPO.  Mr. Phillips joined Essendant in 2012 to help expand the company’s sales in new channels before assuming leadership of ORS.  Mr. Dochelli and Mr. Phillips will report to Bob Aiken, Essendant’s Chief Executive Officer.

Essendant also announced that Tim Connolly, COO, will be leaving the company, effective September 2, 2016 to pursue other opportunities.  As part of the organizational changes, Essendant will not seek a replacement in the COO role.

Speaking about the changes, Mr. Aiken said, “Harry and Ric have demonstrated exceptional leadership abilities, and I am confident that their experience and guidance will be instrumental in driving Essendant’s future success.  These changes will bring us closer to our customers and better align our business to our primary customer channels.  Importantly, our new structure will better position us to drive future growth, improve execution and deliver shareholder value.”

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Mr. Aiken continued, “Tim Connolly made many outstanding contributions to our company during his tenure.  We thank him and wish him the very best in the future.”

Consistent with its plans to drive merchandising excellence, Essendant also announced that Keith Dougherty will join the company as Senior Vice President of Merchandising, Inventory & Pricing.  Mr. Dougherty joins from US Foods where he spent the past 15 years, most recently as Senior Vice President of Category Management, Pricing and National Sales.

“I am delighted to welcome Keith to our team,” Mr. Aiken said.  “He is a proven leader with deep merchandising experience, and I am confident that, through his efforts, we will better align with our suppliers to serve our customers while delivering value to our shareholders.”

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management's current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: Essendant's reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; end-user demand for products in the office, technology, and furniture product categories may continue to decline; the impact of Essendant's repositioning activities on Essendant's customers, suppliers, and operations; Essendant's reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; prevailing economic conditions and changes affecting the business products industry and the general economy; Essendant's ability to maintain its existing information technology systems and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the impact of price transparency, customer consolidation, and changes in product sales mix on Essendant's margins; the impact on the company's reputation and relationships of a breach of the company's information technology systems; the risks and expense associated with Essendant's obligations to maintain the security of private information provided by Essendant's customers; Essendant's reliance on supplier allowances and promotional incentives; the creditworthiness of Essendant's customers; continuing or increasing competitive activity and pricing pressures within existing or expanded product manufacturers who sell directly to Essendant's customers; the impact of supply chain disruptions or changes in key suppliers' distribution strategies; Essendant's ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant's success in effectively identifying, consummating and integrating acquisitions; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant's business; the availability of financing sources to meet Essendant's business needs; Essendant's reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant's results, please see the company's

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Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this news release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

Essendant Inc. is a leading supplier of workplace essentials, with 2015 net sales of $5.4 billion. The company stocks a broad assortment of over 180,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, industrial supplies, and automotive aftermarket tools. The Company's network of 71 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

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